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ENTERPRISE FINANCIAL RECEIVES NASDAQ NOTICE
REGARDING LATE FORM 10-K FILING

St. Louis, April 2, 2012. Enterprise Financial Services Corp (NASDAQ: EFSC) announced today that, as expected, it had received a notice from The NASDAQ OMX Group (“NASDAQ”) indicating that the Company is not in compliance with the continued listing requirements under NASDAQ Listing Rule 5250(c)(1) because the Company did not timely file its Annual Report on Form 10-K for the year ended December 31, 2011. The NASDAQ notice has no immediate effect on the listing or trading of the Company's common stock on the NASDAQ Global Select Market.

As previously reported in a Form 12b-25 Notification of Late Filing made by the Company on March 15, 2012, the Company is delayed in the filing of the Form 10-K because of the need to restate its financial statements for the year ended December 31, 2010 and the interim financial statements included in its Quarterly Reports on Form 10-Q as of and for each of the periods ended March 31, June 30, and September 30, for 2010 and 2011, respectively.

On January 25, 2012, the Company announced that it will restate its financial statements as a result of an accounting error it discovered related to the calculation of income on loans covered by FDIC loss share agreements. As indicated in that announcement and based on current estimates, the Company expects to report net income of between $1.20 and $1.35 per diluted share for the year ended December 31, 2011. In addition, the Company expects to report continuing favorable trends in its core banking business, including a 29% increase in organic Commercial and Industrial loans for 2011 and a 19% reduction in nonperforming assets to 1.74% of total assets. The Company's principal subsidiary, Enterprise Bank & Trust, remains “well-capitalized” under all regulatory definitions.

The Company believes it will announce its 2011 fourth quarter and year-end financial results and file its Form 10-K no later than April 25, 2012.

The Company is required to submit a plan to regain compliance with NASDAQ's filing requirements for continued listing within 60 calendar days of the date of the NASDAQ notification letter. The Company anticipates that it will fully regain compliance with the NASDAQ continued listing requirements upon filing its Form 10-K and that the filing of the Form 10-K within the 60-day period will eliminate the need for the Company to submit a formal plan.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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We caution readers that, whether or not expressly stated, all measures of results of operations and financial condition contained in this press release are preliminary and reflect only our expected results of operations and financial condition as of and for the respective periods referenced following the restatement. Actual reported results of operations and financial condition as a result of the restatement may vary from those expectations due to a number of factors, including additional or revised information or subsequent events.

Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “will,” “likely,” “anticipate,“ "believe," “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in the Annual Report on Form 10-K for the year ended December 31, 2010 and in the Quarterly Reports on Form 10-Q filed subsequent thereto. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.